Exhibit (e)(1)

SANFORD C. BERNSTEIN FUND, INC.

DISTRIBUTION AGREEMENT

AGREEMENT dated as of November 13, 2019 between SANFORD C. BERNSTEIN FUND, INC., a Maryland corporation (the “Fund”), on behalf of each portfolio listed on Appendix A, as amended from time to time (the “Portfolios”), and SANFORD C. BERNSTEIN & CO., LLC, a Delaware Limited Liability Company (the “Distributor”).

In consideration of the mutual covenants contained herein, the parties agree as follows:

l.    Appointment of the Distributor. The Fund, on behalf of the Portfolios, hereby appoints the Distributor as its exclusive agent to sell the stock of the Portfolios (the “Shares”), on a best effort basis, and to process share purchase and redemption requests transmitted to its office and the Distributor hereby accepts such appointment. All sales by the Distributor shall be subject to acceptance by the Fund on behalf of the Portfolios. The Distributor shall be the exclusive representative of the Fund to act as principal underwriter and distributor, except that:

The exclusive rights granted to the Distributor to sell Shares on behalf of the Fund shall not apply to Shares issued in connection with the merger or consolidation of any other investment company or personal holding company with the Fund or any Portfolio or the acquisition by purchase or otherwise of all (or substantially all) the assets or the outstanding shares of any such company by the Fund or any Portfolio. Such exclusive rights shall also not apply to shares issued by the Fund or any Portfolio pursuant to reinvestment of dividends or capital gains distributions.

2.    Sale of Shares. The Distributor agrees that (i) all Shares sold by the Distributor shall be sold at the net asset value thereof as described in Section 3 hereof, and (ii) the Fund, on behalf of the Portfolios, shall receive 100% of such net asset value.

The Distributor may enter into agreements, in form and substance satisfactory to the Fund on behalf of the Portfolios, with dealers selected by the dealer, providing for 1) the sale to such dealers and resale by such dealers of Shares, or 2) the sale of Shares through such dealer acting as agent, either to clients of the dealer or other persons, in all cases at the Shares’ net asset value. The Fund shall have the right to suspend the sale of Shares at times when redemption is suspended pursuant to the conditions set forth in Section 4 hereof. The Fund, on behalf of the Portfolios, shall also have the right to suspend the sale of Shares if trading on the New York Stock Exchange shall have been suspended, if a banking moratorium shall have been declared by Federal or New York authorities, or if there shall have been some other event, which, in the judgment of the Fund, makes it impracticable or inadvisable to sell the shares.

3.    Net Asset Value. The Fund, on behalf of the Portfolios, agrees to supply to the Distributor, promptly after the time or times at which the net asset value for each Portfolio is determined, on each day on which the net asset value of that Portfolio is determined as set forth in the then-current Prospectus of the Fund or that Portfolio, (each such day being hereinafter called a “business day”) a statement of the net asset value per share of that Portfolio determined in the manner set forth in the then-current Prospectus and Statement of Additional Information of the Fund or the Portfolio. Each determination of net asset value per Share shall take effect as of such time or times on each business day as set forth in the then-current Prospectus of the Fund or any Portfolio and shall prevail until the time as of which the next determination is made.

The Distributor may reject any order for Shares. The Fund, on behalf of the Portfolios. or any agent of the Fund designated in writing by the Fund, shall be promptly advised of all purchase orders for Shares received by the Distributor. Any order may be rejected by the Fund (or its agent) on behalf of any Portfolio. The Fund (or its agent) will confirm orders upon their receipt, will make appropriate book entries and upon receipt by the Fund (or its agent) of payment therefor, will deliver any required certificates for such Shares pursuant to the instructions of the Distributor. The Distributor agrees to cause payment and such instructions to be delivered promptly to the Fund (or its agent).

4.    Repurchase or Redemption of Shares by the Fund. Any of the outstanding Shares may be tendered for redemption at any time, and the Fund, on behalf of the Portfolios, agrees to repurchase or redeem the Shares so tendered on behalf of the Portfolios in accordance with its obligations as set forth in its Articles of Incorporation, as amended from time to time, and in accordance with the applicable provisions set forth in the then-current Prospectus. The price to be paid to redeem or repurchase the Shares shall be equal to the net asset value per share determined as set forth in the then current Prospectus. All payments by the Fund on behalf of the Portfolios hereunder shall be made in the manner set forth below.

The Fund, on behalf of the Portfolio, shall pay the total amount of the redemption price as defined in the above paragraph pursuant to the instructions of the Distributor on or before the seventh business day subsequent to its having received the notice of redemption in proper form. The proceeds of any redemption of Shares shall be paid by the Fund to or for the account of the redeeming stockholder, in accordance with applicable provisions of the then-current Prospectus of the Fund or any Portfolio.

Redemption of, or payment with regard to, the Shares of any Portfolio may be suspended at times when the New York Stock Exchange is closed, when trading on said Exchange is closed, when trading on said Exchange is restricted, when an emergency exists as a result of which disposal by the Fund of securities owned by it on behalf of any Portfolio is not reasonably practicable or it is not reasonably practicable for the Fund fairly to determine the value of any Portfolio’s net assets, or during any other period when the Securities and Exchange Commission, by order, so permits.

5.    Sales Literature. The Fund, on behalf of the Portfolios, shall have the right to review, to the extent it deems appropriate, all sales literature and advertisements used by the Distributor in connection with sales of Shares. No such sales literature or advertisements shall be used if the Fund objects thereto. The Fund authorizes the Distributor, in connection with the sale or arranging for the sale of Shares, to provide only such information and to make only such statements or representations as are contained in the Fund’s or any Portfolio’s then-current Prospectus or Statement of Additional Information, sales literature or advertisements or in such financial and other statements as are furnished to the Distributor pursuant to the next paragraph. Neither the Fund nor any Portfolio shall be responsible in any way for any information provided, or statements or representations made, by the Distributor or its representatives or agents other than the information, statements and representation described in the preceding sentence.

6.    Expenses. The Distributor shall pay all of its expenses arising from the performance of its obligations under Section 1 of this Agreement. The Distributor shall not be required to pay any other expenses of the Fund or the Portfolios, including (a) the fees payable to AllianceBernstein L.P. (“Alliance”) under the Investment Management Agreement and the Shareholder Servicing Agreement between the Fund and Alliance; (b) the fees and expenses of Directors who are not affiliated with the Distributor or Alliance; (c) the fees and expenses of the Custodian and Transfer Agent, including but not limited to fees and expenses relating to Fund accounting, pricing of Portfolio shares. and computation of net asset value; (d) the fees and expenses of calculating yield and/or performance of the Portfolios; (e) the charges and expenses of legal counsel and independent accountants; (f) all taxes and corporate lees payable to governmental agencies; (g) the fees of any trade association of which the Portfolios or the Fund is a member; (h) reimbursement of the Portfolios’ share of the organization expenses of the Portfolios or the Fund; (i) the fees and expenses involved in registering and maintaining registration of the Fund and the Portfolios’ shares with the Securities and Exchange Commission (“SEC”), registering the Fund as a broker or dealer and qualifying the shares of the Portfolios under state securities laws, including the preparation and printing of the registration statements and prospectuses for such purposes, allocable communications expenses with respect to investor services, all expenses of shareholders’ and Board of Directors’ meetings and preparing, printing and mailing proxies, prospectuses and reports to shareholders; (j) brokers’ commissions, dealers’ mark-ups and any issue or transfer taxes chargeable in connection with the Portfolios’ transactions; (k) the cost of stock certificates representing shares of the Portfolios; (l) insurance expenses, including, but not limited to, the cost of a fidelity bond, directors and officers insurance and errors and omissions insurance; and (m) litigation and indemnification expenses, expenses incurred in connection with mergers, and other extraordinary expenses not incurred in the ordinary course of the Portfolios’ business.

7.    Duties of the Fund. The Fund shall maintain a currently effective Registration Statement on the appropriate form and shall file with the SEC (“SEC”) such reports and other documents as may be required under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (the “1940 Act”), or by the rules and regulations of the SEC thereunder. The Fund shall keep the Distributor fully informed with regard to its affairs and the affairs of the Portfolios, shall furnish the Distributor with a certified copy of all financial statements and a signed copy of each report prepared by its independent auditors, and shall cooperate fully in the efforts of the Distributor to negotiate and sell the Shares and in the performance by the Distributor of all its duties under this Agreement.

8.    Indemnification. The Fund, on behalf of the Portfolios, shall indemnify and hold harmless the Distributor, and the directors, officers and employees of the Distributor, against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) arising out of its activities as a Distributor to the Fund or any Portfolio, provided, however, that nothing herein shall be deemed to protect the Distributor or any director, officer, or employee thereof against any liability to the Fund or its stockholders, to which the Distributor or any director, officer, or employee thereof would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties under this Agreement.

9.    Limitation of Liability. Subject to Section 36 of the Act, the Distributor, and the directors, officers, and employees of the Distributor, shall not be liable to the Fund or the Portfolios for any error of judgment or mistake of law or for any loss arising out of the performance or non-performance of duties under this Agreement, except for willful misfeasance, bad faith or gross negligence in the performance of, or by reason of reckless disregard of, obligations and duties under this Agreement.

10.    Term of Agreement. This Agreement shall continue in effect with respect to any Portfolio for a period of more than one year from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the Act; provided, however, that this Agreement may be terminated at any time, without the payment of any penalty, by the Fund on behalf of any or all of the Portfolios, by the Board of Directors of the Fund or, with respect to any Portfolio, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of that Portfolio, or by the Distributor, on not more than 60 days’ nor less than 30 days’ written notice to the other party.

11.    No Assignment. This Agreement may not be transferred, assigned, sold in any manner hypothecated or pledged by either party hereto, and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge. The terms “transfer”, “assignment”, and “sale” as used in this paragraph shall have the meanings ascribed thereto by governing law and any interpretation thereof contained in rules and regulations promulgated by the Securities and Exchange Commission thereunder.

12.    Miscellaneous. This Agreement may be amended by mutual written consent. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon either of the parties, to do anything in violation of any applicable laws or regulations. The Distributor may perform the same services to other persons or other entities, including other investment companies.

13.    Separate Agreements. The Fund, on behalf of each Portfolio, shall be deemed to have entered into a wholly separate Agreement relating exclusively to each such Portfolio. Any amendment to or termination of this Agreement explicitly relating to one or more Portfolios shall have no effect on, and shall not be considered to amend or terminate this Agreement with respect to, any other Portfolio.

IN WITNESS WHEREOF, the Fund, on behalf of the Portfolios, and the Distributor have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

SANFORD C. BERNSTEIN FUND, INC.		SANFORD C. BERNSTEIN & CO., LLC

By:	/s/ Nancy E. Hay	By:	/s/ John R. Hession
Name: Nancy E. Hay		Name: John R. Hession
Title: Assistant Secretary		Title: Assistant Secretary

APPENDIX A

•	Short Duration Plus Portfolio – Short Duration Plus Class

•	Intermediate Duration Portfolio

•	Short Duration Diversified Municipal Portfolio

•	New York Municipal Portfolio – New York Municipal Class

•	California Municipal Portfolio – California Municipal Class

•	Diversified Municipal Portfolio – Diversified Municipal Class

•	International Portfolio – International Class

•	Tax-Managed International Portfolio – Tax-Managed International Class

•	Emerging Markets Portfolio

•	Overlay A Portfolio – Class 1 and Class 2

•	Tax-Aware Overlay A Portfolio – Class 1 and Class 2

•	Overlay B Portfolio – Class 1 and Class 2

•	Tax-Aware Overlay B Portfolio – Class 1 and Class 2

•	Tax-Aware Overlay C Portfolio – Class 1 and Class 2

•	Tax-Aware Overlay N Portfolio – Class 1 and Class 2